AT THE COMPANY                    AT THE FINANCIAL RELATIONS BOARD
Robert E Klem, Ph.D.              For General Info: Susan Jayson (212) 661-8030
Vice President                    For Analyst Info: Brian Gill (212) 661-8030
(781) 860-5108                    For Media Info: Deanne Eagle (212) 661-8030

FOR IMMEDIATE RELEASE:
July 20, 1999


          GENTA RECIEVES NOTICE OF ALLOWABLE CLAIMS FOR U.S. PATENT FOR
                     USE OF BCL-2 ANTISENSE TO TREAT CANCER

   Claims Protect Genta's Antisense Approach to Treating Many Forms of Cancer

Lexington, MA, July 20, 1999 - Genta Incorporated (Nasdaq: GNTA) today announced that it has received a notice of allowance of several important claims for a U.S. patent from the United States Patent and Trademarks Office. These allowed claims will offer broad protection for the use of an antisense approach to controlling the gene expression of the BCL-2 protein. The claims cover the use of antisense targeted to the bcl-2 gene, which includes Genta's lead drug candidate G3139, to sensitize cancer cells or to kill cancer cells with bcl-2 antisense either alone or in combination with chemotherapy agents.

The BCL-2 protein has been reported to be important in many cancers and is the target of Genta's anticancer drug, G3139. Accordingly, with the allowance of these claims, Genta's antisense approach has the potential for protection in the treatment of a large number of different cancers.

Genta's G3139, either alone or in combination with a number of currently available chemotherapeutic agents, has shown the ability to kill human cancer cells in several animal models including lymphoma, prostate, melanoma and breast cancers. Currently, Genta has seven ongoing Phase 1/2a and Phase 2 clinical studies of its G3139 drug., Based on data obtained from these studies, Genta is planning on expanding its Phase 2 program by the end of 1999.

 "The issuance of these claims," said Dr. Robert E. Klem, Vice President and Chief Technical Officer of Genta, "will provide patent protection for not only our lead anticancer drug G3139 used alone or in combination with chemotherapy agents, but also for any antisense targeting the bcl-2 gene. We believe these claims will afford Genta broad protection for its approach to treating metastatic cancers."

Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio concentrating on its Anticode(TM) (antisense) products intended to treat cancer at its genetic source.

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To  receive  Genta  Incorporated's  latest  news  release  and  other  corporate documents via fax, at no cost, dial 1-800-PRO-INFO; use the Company's symbol GNTA. Or visit The Financial Relations Board's web site at www.frbinc.com.

         The statements contained herein, including the background information that follows, that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such risks and uncertainties include, but are not limited to: the obtaining of sufficient financing to maintain the Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such technology and products, including the issuance of the patent containing the allowed claims described herein; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update any forward-looking statements.


                                  BACKGROUNDER
                 Apoptosis, Cancer, Bcl-2, G3139, and Antisense

         The body's cells are normally programmed to detect damage in their genetic makeup and to enter into a suicidal state when such alterations are detected. This natural process, known as apoptosis or "programmed cell death," helps the body regulate its own well being by destroying damaged cells. In many cancer cells, however, this process of natural cell death is inhibited by the over expression of a protein called BCL-2, which is produced by a gene identified as bcl-2. Consequently these cancer cells, even though damaged, resist dying and continue multiplying. In many cases, cell types that over produce the BCL-2 protein are also resistant to chemotherapeutic agents, many of which act by stimulating apoptosis, and these cancers have been associated with an unfavorable prognosis. For example, it has been reported that BCL-2 protein is over produced in virtually all hormone-refractory, metastatic prostate cancer; 80%-90% of estrogen-receptor-positive breast cancer; 70%-100% of follicular lymphomas; and up to 90% of malignant melanomas. BCL-2 has also been reported to be up-regulated in some lung, gastric, and colorectal cancers.

         Using a single drug based on the genetic sequence of the bcl-2 gene, Genta Incorporated is developing a novel therapeutic approach to treating several cancers. Genta developed this synthetic, DNA-like molecule, identified as G3139, designed to bind specifically to a small segment of the messenger RNA, which forms the harmful BCL-2 protein. Once bound to the messenger RNA, the messenger RNA is destroyed, preventing the production of the

BCL-2 protein. (This type of interference with the process whereby genes produce proteins through their messenger RNA has been called "antisense.") The goal of this therapeutic approach is to restore the diseased cells' sensitivity to apoptotic stimuli, including chemotherapeutic agents (an effect that has been termed "chemosensitization").

         In February 1998, a report of such chemosensitization appeared in Nature Medicine, a peer-reviewed, scientific journal, G3139 was shown to enhance the effect of a standard chemotherapeutic agent, DTIC or dacarbazine, in a mouse model of human malignant melanoma. In two experiments with a total of 13 animals, 10 had no tumor after the combined treatment, and the other three showed an average reduction in tumor weight of 90% compared to the DTIC-alone treated, control animals. Other reports of preclinical studies in breast tumors, prostate cancer, and lymphoma have been presented by investigators at the American Association for Cancer Research meeting in April, 1999.

         Genta is now in the clinical development phases of G3139. A phase 1 study at the Royal Marsden Hospital in London has been completed, and several phase 1/2a studies are in progress in North America and Europe. A preliminary report of the phase 1 study at the Royal Marsden was published in The Lancet in April 1997, and an update was presented at the American Society of Clinical Oncology (ASCO) in May, 1999. Although this was primarily a safety study, the investigators reported very encouraging biological clinical activity of the drug, including one complete response to G3139 alone. In addition, preliminary reports from two other trials were presented at the ASCO meeting.

         In addition to these studies, the National Cancer Institute of the National Institutes of Health and Genta have entered into a Cooperative Research and Development Agreement (CRADA) to further the development of G3139. Through this CRADA, the NCI will sponsor trials using its network of investigators that is planned to expand and accelerate the development of this G3139.